Exhibit 99.1

Date: November 13, 2006

SGS REPORTS RECORD Q3 REVENUE, UP 1.8% VERSUS 2005

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announced that sales in the third quarter of 2006 increased by 1.8% versus the same period in 2005, to a third consecutive quarterly performance record. Sales for the third quarter increased to $71.1 million from $69.9 million in the prior year's quarter. The increase in sales was due to acquisitions completed in 2005 that added $5.8M to 2006 revenues, and to acquisitions completed in 2006 that added $0.6M to 2006 revenues. Excluding the impact of acquisitions, revenues declined by $5.2M, or 7.4% versus Q3 2005. Revenue for the first nine months of 2006 was $218.2M, up $16.7M, or 8.3% versus the same period in 2005. Acquisitions accounted for $17.8M of the increase. Excluding the impact of acquisitions, revenues from continuing operations were lower by $1.1M, or 0.5% versus the same nine months in 2005.

Net income for the third quarter of 2006 decreased from $6.2 million in 2005 to $0.8 million in the current year. The decline was primarily due to an increase of $7.0 million in interest expense associated with debt incurred in the acquisition of the business from its former owner. For the first nine months of 2006, net income was $2.4M, down from $16.2M in the same period in 2005. The decrease was primarily due to a year-to-year increase in interest expense of $21.2M.

EBITDA in the third quarter decreased 8.2% from $15.9 million in 2005 to $14.6 million in the current year. Included in the third quarter 2006 EBITDA are restructuring charges of $0.5 million. On the year, EBITDA decreased 1.4% from $44.4M during the first nine months of 2005 to $43.8M during the first nine months of 2006. EBITDA in 2006 would have been $45.6M but for the incurrence of $1.8M in restructuring charges. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:
	Quarter Ended 09/30/06 (in $ millions)	Quarter Ended 09/30/05 (in $ millions)	Nine Mnth End 09/30/06 (in $ millions)	Nine Mnth End 09/30/05 (in $ millions)
Revenue	$ 71.1	$ 69.9	$ 218.2	$ 201.5
Net income	0.8	6.2	2.4	16.2
Add:
Depreciation and amortization	4.3	4.6	12.5	12.7
Other expense	(0.1)	(0.3)	0.6	0.6
Interest expense	8.9	1.9	26.2	5.0
Income tax expense	0.7	3.5	2.1	9.9
EBITDA	$ 14.6	$ 15.9	$ 43.8	$ 44.4

While EBITDA is a non-GAAP measure Management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "Our Q3 results were slightly below expectations as some of our customers delayed spending plans for a quarter or two. Nonetheless, we were able to hold our EBITDA margins and make important progress in several areas including the acquisition of the Lukkien packaging division in the Netherlands, and organizational changes which we expect will add significant strength to our Sales and Marketing functions."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc., will hold a teleconference at 10:30 AM EST on November 13, 2006. Please dial (1-800-374-0624) in the USA or (1-7066347233) internationally to access the call. The conference ID number is 4001383.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.

This press release contains forward-looking information. These statements reflect management's expectations, estimates and assumptions, based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words "anticipate," "believe,' "estimate," "expect," "plan," "intend," "likely," "will," "should," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include; loss of existing customers and/or failure to acquire new customers; graphic products industry trends, including greater than anticipated pricing pressures, product and service rates and factors affecting supply and demand; and our ability to execute our business plan, including the costs of and ability to integrate acquisitions; as well as other risk factors summarized in SGS International, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.